Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statements on Form S-8 (Nos. 333-13405, 333-81023 and 333-104280 pertaining to the Amended and Restated 1995 Equity Participation Plan of Ambassadors International, Inc. and in the Registration Statement on Form S-8 No. 333-129404 pertaining to the 2005 Incentive Award Plan of Ambassadors International, Inc.) of our report dated September 20, 2006, relating to the financial statements of Nishida Tekko America Corporation as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 included in this Current Report on Form 8-K/A of Ambassadors International, Inc.

/s/ Moss Adams LLP
MOSS ADAMS LLP

Bellingham, Washington

September 28, 2006